UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Preliminary Proxy Statement		Confidential, for Use of the Commission
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Soliciting Materials Pursuant to §240.14a-12

SUNAIR SERVICES CORPORATION

(Name of Registrant as Specified In Its Charter)

Michael Brauser, Michael Herman and Dru Schmitt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Michael Brauser 595 S. Federal Highway Suite 600 Boca Raton, FL 33432	Michael Herman c/o Heat Waves 1160 Lake Plaza Drive Suite 210 Colorado Springs, CO 80906	Dru Schmitt 13 Twin Springs Lane St. Louis, MO 63124

February 5, 2009

Mr. Richard C. Rochon, Chairman

Sunair Services Corporation

595 South Federal Highway

Suite 500

Boca Raton, FL 33432

Dear Mr. Rochon:

We write in response to your press release dated February 5, 2009. The thrust of your press release is that Sunair Services Corporation (“Sunair”) has solved its financial problems and that Michael Brauser is only interested in receiving a $1,000,000 fee if Massey Services, Inc. (“Massey”) buys Sunair.

Nothing can be further from the truth.

First, focusing on the fee, it is insulting to all three of us.  Neither Dru Schmitt nor Michael Herman has any interest in the fee or any expectation of sharing in it. As for Michael Brauser, his agreement with Massey expires next month; since Massey has withdrawn its offer, it is irrelevant. If he were to enter into a new agreement with Massey, he will waive the fee and advise Massey that if it pays him the fee, the money will be added to the purchase price, thereby benefiting all shareholders. The bottom line is we all want to see our investments protected before they become worthless as have your other public deals. We believe a sale to anyone at the highest possible price is in every shareholder’s interest.

While we are delighted that the fourth quarter showed improvement, the fact is that Sunair lost over $6,500,000 for fiscal 2008 compared to over $2,600,000 the prior year. At the same time, Sunair had a negative working capital deficit at September 30, 2008 of approximately $5,600,000 in contrast to approximately $862,000 at September 30, 2007. Moreover, Sunair’s line of credit had a balance of $9,600,000 at September 30, 2008. The maximum borrowings were required to be reduced by $7,750,000 by December 31, 2008 and additionally each quarter until it is $5,500,000 by September 30, 2009. How will it do so or will Sunair be forced into bankruptcy?

Sunair claims our Schedule 13D “implies” that Sunair received a “definitive offer” from Massey. We implied nothing merely stating the truth—Massey withdrew its non-binding offer. Massey withdrew that offer since Sunair delayed for several months and ultimately demanded a reverse breakup fee of $5,000,000 or approximately 13% of the cash purchase price offered by Massey. While Massey countered with a $4,000,000 fee consisting of $1,000,000 cash and 1,000,000 shares of Sunair common stock (valued at the $3.00 price offered by Massey), the fact is that the reverse breakup fee was much larger than the $1,400,000 breakup fee Massey was requesting Sunair to pay if Sunair’s Board of Directors accepted a higher offer from a third party. Breakup fees are generally limited to 3% and are never less than reverse breakup fees. Sunair also has claimed through their counsel that Massey, a competitor, wanted to do due diligence for 30 days before committing to pay the reverse breakup fee. The fact is that due diligence is not only customary but a critical element of any transaction.

The bottom line is that we filed the Information Statement because we have non-binding commitments from 10 people, including us who own a majority of outstanding shares. In order to continue taking your management fees, you thwart the will of the majority shareholders. The remainder of the Board goes along because its fees have been increased and are an important perquisite.

Like many other shareholders in the United States, we are frustrated by the inability of the Board to manage our business in the best interests of all shareholders and their continued willingness to reward failure.

Very truly yours, /s/ Michael Brauser Michael Brauser	Very truly yours, /s/ Michael Herman Michael Herman	Very truly yours, /s/ Dru Schmitt Dru Schmitt